Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

646-277-1254

Limoneira Company Announces First Quarter Fiscal Year 2017 Financial Results

- First Quarter 2017 Lemon Sales Increase 19% to $26 Million Compared to Prior Year -

- Company Raises Fiscal Year 2017 Earnings Guidance Range -

Santa Paula, CA., March 13, 2017 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading global agribusiness with prime agricultural land and operations, real estate and water rights in California, Arizona and Chile today reported financial results for the first quarter ended January 31, 2017.

Fiscal Year 2017 First Quarter Results

For the first quarter of fiscal year 2017, revenue increased 12% to $28.1 million, compared to revenue of $25.0 million in the first quarter of the previous fiscal year. Agribusiness revenue was $26.8 million, compared to $23.6 million in the first quarter last year, primarily due to stronger lemon sales. Rental operations revenue was $1.3 million in the first quarter of fiscal year 2017, which compared to $1.4 million in last year’s first quarter. There were no real estate development revenues in the first quarter of fiscal year 2017 or 2016.

Agribusiness revenue for the first quarter of fiscal year 2017 includes $26.0 million in lemon sales, compared to $21.9 million of lemon sales during the same period of fiscal year 2016, with the increase primarily the result of higher volume of fresh lemons sold partially offset by lower prices compared to the same period in fiscal year 2016. Approximately 909,000 cartons of fresh lemons were sold during the first quarter of fiscal year 2017 at a $23.10 average price per carton compared to approximately 753,000 cartons sold at a $23.46 average price per carton during the first quarter of fiscal year 2016. As anticipated due to the seasonality of the avocado crop, the Company recognized no avocado revenue in the first quarter of fiscal year 2017, compared to minimal revenues in last year’s first quarter. The Company recognized $0.5 million of orange revenue in the first quarter of fiscal year 2017, compared to $1.0 million in the same period of fiscal year 2016, due largely to the increased rainfall which curtailed the available harvesting days in January. Specialty citrus and other crop revenues were similarly impacted by the rainfall and delayed harvest, resulting in revenues of $0.3 million in the first quarter of fiscal year 2017, compared to $0.7 million in the first quarter of fiscal year 2016.

Costs and expenses for the first quarter of fiscal year 2017 were similar to the prior year period at $31.3 million. Slight increases in agribusiness costs were offset by a decrease in real estate development costs during the quarter.

Operating loss for the first quarter of fiscal year 2017 improved to $3.2 million, compared to a $6.3 million loss in the first quarter of the previous fiscal year. Net loss applicable to common stock, after preferred dividends, for the first quarter of fiscal year 2017 was $2.2 million and compares to a net loss applicable to common stock of $4.1 million in the first quarter of fiscal year 2016. Net loss per diluted share for the first quarter of fiscal year 2017 was $0.16 compared to a net loss per diluted share of $0.29 for the same period of fiscal year 2016, with both periods based on approximately 14.2 million weighted average diluted common shares outstanding.

EBITDA was negative $1.3 million in the first quarter of fiscal year 2017 compared to negative $4.7 million in the same period of fiscal year 2016. A reconciliation of EBITDA to net income is provided at the end of this release.

Balance Sheet and Liquidity

During the first quarter of fiscal year 2017, net cash used by operating activities was $4.3 million, compared to a $5.4 million use in the prior year. Net cash used in investing activities was $6.8 million, compared to a $3.0 million use in the prior year. The Company contributed $4.5 million to the East Area 1 real estate development joint venture in the first quarter of fiscal year 2017 and no contributions were made to the joint venture in the first quarter of fiscal year 2016.

Long-term debt as of January 31, 2017 was $100.6 million, compared to $88.2 million at the end of fiscal 2016.

Real Estate Development

Limoneira Lewis Community Builders, LLC, is a 50%/50% real estate development joint venture between Limoneira Company and The Lewis Group of Companies that will engage in the residential development of Harvest at Limoneira. Limoneira expects to receive 25% to 80% of the net cash flows from the project, based on projected cash flow milestones, which are estimated to aggregate approximately 70% of total net cash flows to Limoneira, and the balance of net cash flows to The Lewis Group over the estimated seven to ten-year life of the project. The joint venture's results of operations are expected to be recognized by the Company under the equity method of accounting. The Company contributed $2.3 million to the joint venture in fiscal year 2016 and an additional $4.5 million in the first quarter of fiscal year 2017 matching Lewis' contributions to fund on-going development activities. The Company currently estimates approximately 632 units will be included in Phase 1 of the project.  Tree removal and other site preparation activities are in process.  Current project plans indicate that grading should begin during the spring of 2017, Phase 1 site improvements to begin during the summer of 2017 and initial lots sales are anticipated to begin near the end of 2017.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, "We achieved record lemon sales for the first quarter of fiscal 2017 and the efficiencies from our recently completed packing facility also benefited our first quarter results. Over the past few years, we have made many strategic investments including the purchase of additional citrus acreage, expansion of our One World of Citrus™ marketing program and increased partner relationships throughout the world which are enabling us to expand our share of the global citrus market.”

Mr. Edwards concluded, "As we enter the second quarter of fiscal 2017, we are excited about the drivers of our top and bottom line growth. These drivers include anticipated increase in avocado pricing and better than expected lemon revenues. Based on our first quarter results and an improved outlook for the year, we are raising our full year fiscal 2017 earnings guidance."

Recent Business Highlights

On February 24, 2017, the Company completed the acquisition of 90% of the outstanding stock of Pan de Azucar S.A (“PDA”) a privately owned Chilean corporation, for $5.8 million in cash. PDA also had approximately $1.7 million in long term debt on the acquisition date, which was assumed in the acquisition. A holdback of 10% of the purchase proceeds to be paid to the seller was withheld for a six-month period to allow for potential contingencies as defined in the purchase agreement. PDA is a 210-acre lemon and orange orchard located near La Serena, Chile. PDA’s total assets of approximately $5.5 million on the acquisition date include a 13% equity interest in Rosales, S.A, ("Rosales”) in which Limoneira owns a 35% equity investment. Upon completion of the acquisition, the Company will own 48% of Rosales and PDA’s remaining 10% stockholder will own the balance of Rosales, or 52%. Rosales packs and sells all of PDA’s citrus production. PDA had approximately $0.4 million of net income on approximately $1.9 million in sales for the year ended December 31, 2016. The results of operations of PDA will be included in the Company’s consolidated results of operations from the acquisition date.

Alex Teague, Senior Vice President, stated, "The acquisition of PDA that we announced on February 27th marks an important expansion of our international business. The coastal growing region near La Serena, Chile is a major citrus production area and the acquisition positions us to execute on our long-term strategy to expand our agribusiness internationally as a year round supplier of citrus, complementing our One World Of Citrus™ strategy. Similar to other new acreage that Limoneira has recently planted in the United States, PDA’s orchards are also young and beginning to enter their prime production, making our combined business well suited to address increasing global demand in the years to come."

Raising Fiscal Year 2017 Outlook

Based on improved total lemon revenues for the first quarter of fiscal year 2017, and a positive pricing outlook for avocados, the Company is raising its earnings guidance range for the fiscal year ending October 31, 2017. The Company currently expects earnings per diluted share to be in the range of $0.48 to $0.52 per share compared to its previous guidance range of $0.38 to $0.42 per diluted share. The Company expects operating income for fiscal year 2017 to be in a range of approximately $14.4 million to $14.9 million compared to the previous range of $11.4 million to $11.9 million. Fiscal year 2017 EBITDA is expected to be in the range of $21.5 million to $22.0 million compared to the previous range of $18.3 million to $18.8 million. As more fully described at the end of this release under "Non-GAAP Financial Measures," the Company is unable to reconcile without unreasonable effort the forgoing forward-looking non-GAAP measures related to EBITDA, and the variability of the changes excluded from these non-GAAP measures may have a significant and potentially unpredictable impact on its future GAAP financial results. The Company continues to expect to sell between 3.1 million and 3.5 million cartons of fresh lemons at an average price per carton of approximately $23.00, however it anticipates total lemon revenues, which includes sales of fresh cartons, lemon by-products and shipping and handling revenue to be higher than previously estimated. In addition, the Company continues to expect to sell approximately 8.5 million to 9.0 million pounds of avocados, but currently estimates an average price per pound of $1.00 compared to previous expectations of $0.80 per pound.

Conference Call Information

The Company will host a conference call and audio webcast on March 13, 2017, at 1:30 pm Pacific Time (4:30 pm Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (888) 820-9416 and international participants should dial (913) 312-0398. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through March 27, 2017, by calling (844) 512-2921 from the U.S. or (412) 317-6671 from international locations to access the playback; passcode is 8581572.

About Limoneira Company

Limoneira Company, a 124-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with over 11,000 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Chile. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including earnings guidance for fiscal year 2017, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate the Company's results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. With respect to our expectations under "Raising Fiscal Year 2017 Outlook" above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts. EBITDA and adjusted EBITDA is summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Three months ended January 31,
	2017	2016
Net loss	$(2,072,000)	$(3,912,000)
Interest expense, net	434,000	219,000
Income tax benefit	(1,240,000)	(2,167,000)
Depreciation and amortization	1,577,000	1,128,000
EBITDA	$(1,301,000)	$(4,732,000)

Limoneira Company

Consolidated Balance Sheets (unaudited)

	January 31, 2017	October 31, 2016
Assets
Current assets:
Cash	$69,000	$38,000
Accounts receivable, net	8,819,000	9,298,000
Cultural costs	1,665,000	3,844,000
Prepaid expenses and other current assets	3,197,000	2,509,000
Income taxes receivable	4,048,000	2,810,000
Total current assets	17,798,000	18,499,000

Property, plant and equipment, net	177,750,000	177,096,000
Real estate development	79,332,000	77,136,000
Equity in investments	10,778,000	6,254,000
Investment in Calavo Growers, Inc.	16,590,000	17,745,000
Other assets	8,918,000	8,718,000
Total Assets	$311,166,000	$305,448,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,435,000	$5,555,000
Growers payable	7,000,000	8,577,000
Accrued liabilities	3,500,000	6,421,000
Fair value of derivative instrument	593,000	690,000
Current portion of long-term debt	2,513,000	2,508,000
Total current liabilities	19,041,000	23,751,000
Long-term liabilities:
Long-term debt, less current portion	100,564,000	88,164,000
Deferred income taxes	25,083,000	25,328,000
Other long-term liabilities	5,649,000	6,127,000
Sale-leaseback deferral	25,182,000	23,349,000
Total liabilities	175,519,000	166,719,000
Commitments and contingencies	-	-

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 28,285 and 29,000 shares issued and outstanding at January 31, 2017 and October 31, 2016) (8.75% coupon rate)	2,829,000	2,900,000

Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at January 31, 2017 and October 31, 2016) (4% dividend rate on liquidation value of $1,000 per share)	9,331,000	9,331,000

Stockholders’ equity:
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: zero issued or outstanding at January 31, 2017 and October 31, 2016)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized: 14,236,344 and 14,178,226 shares issued and outstanding at January 31, 2017 and October 31, 2016, respectively)	142,000	142,000
Additional paid-in capital	92,205,000	91,841,000
Retained earnings	28,804,000	31,812,000
Accumulated other comprehensive income	2,336,000	2,703,000
Total stockholders’ equity	123,487,000	126,498,000
Total Liabilities and Stockholders’ Equity	$311,166,000	$305,448,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended January 31,
	2017	2016
Net revenues:
Agribusiness	$26,769,000	$23,567,000
Rental operations	1,323,000	1,408,000
Real estate development	-	12,000
Total net revenues	28,092,000	24,987,000
Costs and expenses:
Agribusiness	26,344,000	25,472,000
Rental operations	1,055,000	949,000
Real estate development	85,000	1,436,000
Selling, general and administrative	3,847,000	3,464,000
Total costs and expenses	31,331,000	31,321,000
Operating loss	(3,239,000)	(6,334,000)
Other income:
Interest expense, net	(434,000)	(219,000)
Equity in earnings of investments	74,000	114,000
Other income, net	287,000	360,000
Total other (loss) income	(73,000)	255,000

Loss before income tax benefit	(3,312,000)	(6,079,000)

Income tax benefit	1,240,000	2,167,000
Net loss	(2,072,000)	(3,912,000)
Preferred dividends	(155,000)	(158,000)
Net loss applicable to common stock	$(2,227,000)	$(4,070,000)

Basic net loss per common share	$(0.16)	$(0.29)

Diluted net loss per common share	$(0.16)	$(0.29)

Dividends per common share	$0.06	$0.05

Weighted-average common shares outstanding-basic	14,202,000	14,148,000
Weighted-average common shares outstanding-diluted	14,202,000	14,148,000